Exhibit 99.12

Consent to be Named as a Board Observer

SYNCHRONY FINANCIAL (the “Company”) has filed a Registration Statement on Form S-4 (File No. 333-                    ) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a non-voting observer to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: October 11, 2015	/s/ Olympia J. Snowe
Name: Olympia J. Snowe